Exhibit 10.1
COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of September 19, 2023 by and among Cardlytics, Inc., a Delaware corporation (the “Company”), on the one hand, and those certain investors set forth on Exhibit A hereto (collectively, the “Investors”), on the other hand. The Company and the Investors are referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, the Investors beneficially own 5,416,116 shares of the common stock, par value $0.0001 per share, of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) and the Nominating and Corporate Governance Committee thereof have considered the qualifications of Alex Mishurov (the “New Director”) and determined that the New Director satisfies the Board’s criteria for the selection of directors and otherwise should be appointed to the Board; and

WHEREAS, the Company and the Investors have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
1.Board Composition and Related Matters.
(1)Director Appointment. The Board shall, effective immediately following the execution and delivery of this Agreement, increase the size of the Board to nine directors and appoint the New Director to the Board as a Class I director with an initial term expiring at the Company’s 2025 Annual Meeting of Stockholders (the “2025 Stockholder Meeting”) to fill the vacancy resulting from the increase in the size of the Board.

(2)Board Committees. Promptly following the appointment of the New Director to the Board pursuant to this Agreement, the Board shall appoint the New Director as a member of each of the Nominating and Governance Committee, Compensation Committee, Transaction Committee and the New Director or any Replacement Director (as defined below) will be appointed to any new committee of the Board formed (A) as of August 1, 2023 or (B) after the date of the Agreement; provided that the New Director or any Replacement Director qualifies, in the reasonable judgment of the Board, as an independent, disinterested member of such new committee, free of conflicts of interest, in each case with respect to the purview of such committee.

(3)Director Recusal. The Investors acknowledge and agree that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the New Director from all or any portion of a Board or committee meeting (and not provide the New Director with any materials with respect thereto or notice of such meetings, which the director is deemed to have waived), and restrict access to information of the Company, to the extent relating to (i) this Agreement, including the interpretation and enforcement thereof, (ii) any demand made by or on behalf of any Investor or any of their respective Affiliates if such demand is coupled, expressly or implied, with the threat to take any of the actions prohibited in Section 3, or (iii) any proposed transaction between the Company and any Investor, or any of their respective Affiliates or Associates or Family Members.

(4)Board Requirements. The Investors acknowledge and agree that, in the New Director’s capacity as a director of the Company, the New Director shall comply with the terms of the Company’s Amended and Restated Certificate of Incorporation (as it may be amended or restated from time to time, the “Charter”), the Company’s Amended and Restated Bylaws (as it may be amended or restated from time to time, the “Bylaws”), committee charters, corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines and other governance documents, policies and procedures and applicable law, in each case as generally applicable to the Company’s directors, and the New Director shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees. The Investors shall not, and shall cause their Affiliates and Associates not to, seek confidential Company information from the New Director.

(5)New Director Information. Without limiting Section 2(d) above, the Investors acknowledge that, as a condition to the New Director’s (or any Replacement Director’s) appointment to the Board and any subsequent nomination of the New Director or such Replacement Director for election as a director at any future Stockholder Meeting, the New Director or such Replacement Director shall have promptly provided to the Company (i) any consents and information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s standard forms, D&O questionnaires and other customary onboarding documentation and an executed consent to be named as a nominee in the Company’s proxy statement, in each case,

Exhibit 10.1
as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-employee directors of the Company and the execution of any documents required by the Company of non-employee directors of the Company to assure compliance with the matters referenced in Section 1(e) hereof and (v) such other information reasonably requested by the Company including (A) an acknowledgment from the New Director that he intends to serve for the full term for which he is appointed, (B) a completed biographical affidavit and such other information as is necessary or appropriate for the Company to prepare biographical information with respect to the New Director or Replacement Director and (C) such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-employee directors of the Company, including an executed consent to such background check.

(6)Replacement Rights. If, during the Standstill Period, the New Director (or any Replacement Director) resigns from the Board or is rendered unable (due to death or disability) to, or refuses to, serve on the Board for any reason, the Investors and the Company shall work together to find and designate a mutually agreed upon replacement director (who shall qualify as “independent” pursuant to the NASDAQ listing standards) to be appointed to the Board to fill the resulting vacancy caused by such New Director’s departure from the Board (any such replacement director, a “Replacement Director”); provided that (i) a Replacement Director will not be any Investor or any Affiliate, Associate or employee of any Investor or any other person or group that files a Schedule 13D with respect to the Company and (ii) this Section 1(f) shall automatically terminate upon the earliest to occur of (A) the Investors materially breaching this Agreement and failing to cure such breach within ten (10) business days of written notice from the Company, (B) at the end of the Standstill Period and (C) the Investors failing to beneficially own at least 10% of the Company’s total outstanding voting power. Upon such Replacement Director’s appointment to the Board, such Replacement Director shall thereafter constitute the “New Director” for all purposes of this Agreement.

(7)No Arrangements with New Director. The Investors agree that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the term of this Agreement, between any of the Investors and the New Director providing for any compensation, reimbursement of expenses or indemnification of the New Director in connection with or related to the New Director’s service on the Board.
2.Voting Commitment. During the Standstill Period (as defined below), the Investors shall, and shall cause their Affiliates, Associates and Family Members to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of voting stock of the Company beneficially owned by it, him or her and over which it, he or she has voting power (i) in favor of the election of each of the Board’s nominees to serve as directors on the Board, (ii) against stockholder nominations for directors that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board, and (iv) in accordance with the Board’s recommendations on all other proposals or business that may be the subject of stockholder action at the applicable Stockholder Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the stockholders at any Stockholder Meeting (other than in the election of directors), the Investors are permitted to vote the shares of voting stock of the Company beneficially owned by them at such Stockholder Meeting in accordance with the ISS or Glass Lewis recommendation for such proposal; provided that the Investors shall be permitted to vote in their sole discretion with respect to any publicly announced proposals relating to (A) a merger, acquisition, disposition of all or substantially all of the assets of the Company involving the Company requiring a vote of stockholders of the Company, (B) any financing, recapitalization, restructuring, share issuance or similar extraordinary transaction, (C) the implementation of takeover defenses not in existence as of the date of this Agreement, in each case of the foregoing clauses (A) through (C), that requires a vote of the Company’s stockholders.

3.Standstill. Each Investor agrees that, during the period commencing on the date of this Agreement and ending on the earlier of (A) October 1, 2024 and (B) the date that is thirty (30) calendar days prior to the deadline for the submission of stockholder director nominations for the 2025 Stockholder Meeting (the “Standstill Period”), it will not, and it will cause each of its Affiliates, Associates and Family Members not to, directly or indirectly, in any manner, acting alone or in concert with others, take any of the following actions, or advise, recommend, request, encourage, solicit, influence or induce any other person to take any of the following actions, or announce any intention to take any of the following actions:
(1)acquire, announce an intention to acquire, offer or propose to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting stock of the Company generally on a pro rata basis), directly or indirectly, by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or maintaining a “group” within the meaning of Section 13(d)(3) of the Exchange Act (as defined below), through swap or hedging transactions or otherwise,

Exhibit 10.1
beneficial ownership of any voting stock of the Company in excess of an amount equal to 19.99% of the Company’s total outstanding voting power; provided, however, that the Investors will not be prevented from acquiring or agreeing to acquire future or existing convertible bonds of the Company. For the avoidance of doubt, the Investors shall not convert such convertible bonds of the Company if the number of shares of common stock to be issued pursuant to such conversion would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act), in excess of 19.99% of the Company’s total outstanding voting power;

(2)other than in accordance with the recommendations of the Board, engage, directly or indirectly, in any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies or consents or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) with respect to the election or removal of directors of the Company or any other matter or proposal;

(3)recommend, request, induce, attempt to induce, seek to advise, encourage or influence any other person with respect to (i) pursuing any change in, or attempting to influence, the Company’s operations, business, corporate strategy or policies or (ii) the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum with respect to the Company, whether binding or non-binding (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter), provided that nothing shall limit the giving by the Investors or their Affiliates of a proxy or consent in respect of any matter so long as the voting of the shares of Common Stock owned thereby are voted in accordance with the terms of this Agreement where applicable;

(4)grant a proxy with respect to the voting of any voting stock of the Company to any person other than to the Board or persons appointed as proxies by the Board;

(5)call, seek to call, or to request the call of, a special meeting of the Company’s stockholders (or the setting of a record date therefor);

(6)make a request for or demand an inspection of a list of the Company’s stockholders or any books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for stockholder access to books and records;

(7)submit any stockholder proposal pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or any notice of nomination or other business for consideration at a Stockholder Meeting, or nominate any candidate for election to the Board;

(8)institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of their respective current or former directors or officers (including derivative actions), other than to enforce the provisions of this Agreement;

(9)form, join in, maintain or in any other way participate in a “partnership, limited partnership, syndicate or other “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the voting stock of the Company (other than a “group” that consists solely of all or some of the persons parties to this Agreement);

(10)deposit any shares of voting stock of the Company in a voting trust or similar arrangement or subject any shares of voting stock of the Company to any voting agreement or pooling arrangement, other than any such voting trust, arrangement or agreement solely among the Investors and otherwise in accordance with this Agreement;

(11)vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board not in violation of the terms of this Agreement;

(12)except as specifically provided in Section 1 of this Agreement, seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board (including through any “withhold” or “vote no” or similar campaign) or any change in the size or composition of the Board or the committees of the Board;

(13)acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or businesses of the Company or any of its subsidiaries or any rights or options to acquire any such assets or business from any person;

(14)other than at the express written request of the Board, seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger,

Exhibit 10.1
consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company or its subsidiaries, change or amendment to the Charter or Bylaws, change in capital structure, recapitalization, restructuring, dividend or distribution or change in dividend or distribution policy, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company or any of its subsidiaries; provided, however, nothing herein shall limit the ability of the Investors to disclose, publicly or otherwise, how it intends to vote with respect to any announced tender offer, exchange offer, merger, consolidation, business combination or other change-of-control transaction that is being submitted for the approval of stockholders, and the reasons therefor, so long as any such activity is otherwise in compliance with the requirements of this Agreement;

(15)sell or otherwise transfer its shares of voting stock of the Company, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any person that, to the Investors’ knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such person, together with its Affiliates, Associates and Family Members, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the Company’s total outstanding voting power at such time or would increase the beneficial ownership interest of any person who, together with its Affiliates, Associates and Family Members, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the Company’s total outstanding voting power at such time;

(16)disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or publicly request or advance any proposal to amend, modify or waive the terms of this Agreement; provided that the Investors may make confidential requests to the Board to amend, modify or waive any provision of this Section 3, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Investors and is made by the Investors in a manner that could not reasonably be expected to require the public disclosure of such request by the Company, the Investors or any other person; or

(17)participate in any negotiations, discussions, agreement, arrangement or understanding with any person concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Investors from (i) communicating privately with the Board, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the head of the Company’s investor relations team or, if and to the extent made available to the Investors by the Company, other senior executives of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; (ii) making or sending private communications to then-existing investors in the Investors or any of their Affiliates, provided that any statements or communications (1) include only publicly available information, (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications and (3) are not intended to, and would not reasonably be expected to, effect, or influence any other person to undertake or suggest to others that they undertake, any of the actions prohibited by Section 3 or otherwise inconsistent with this Agreement; or (iii) complying with, to the extent required thereby, any subpoena or other compulsory legal process or responding to a request for information from any governmental or regulatory authority with jurisdiction over the Investors; provided that the Investors (x) use commercially reasonable efforts to ensure that any such information disclosed is afforded confidential treatment and (y) provide prompt notice to the Company in advance of such disclosure. Notwithstanding anything contained in this Agreement to the contrary, the Standstill Period shall automatically terminate if the Company enters into a definitive agreement with respect to, or the Board has recommended that the stockholders of the Company accept a tender offer that would, if consummated, constitute, a change of control of the Company, unless such transaction has been approved and/or recommended by the Board on a unanimous basis (inclusive of the New Director); provided that, if any such transaction is terminated without being completed, the Standstill Period shall again apply upon such termination.

4.Representations and Warranties of the Company. The Company represents and warrants to the Investors that this Agreement has been duly and validly authorized, executed and delivered by the Company, and constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

5.Representations and Warranties of the Investors. Each Investor jointly and severally represents and warrants to the Company that (a) as of the date of this Agreement, such Investor beneficially owns

Exhibit 10.1
and has full voting rights with respect to only the number of shares of voting stock of the Company as specified opposite its name on Exhibit A and, other than through the shares of voting stock beneficially owned as set forth on Exhibit A, neither the Investors nor any Affiliate, Associate or Family Member of any Investor has or may exercise any voting rights with respect to any shares of the Company’s capital stock or beneficial ownership of or economic exposure to the Company’s voting stock (e.g., through swaps, short sales or other derivative arrangements), and such Investor owns no Synthetic Equity Interests or any Short Interests in the Company, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms of this Agreement and (d) no Investor has any knowledge of any other stockholder of the Company or other person that intends to (i) submit a notice to the Company to nominate directors or other shareholder proposal at the Company’s 2024 Annual Meeting of Stockholders or (ii) make any acquisition proposal or proposal in respect of another extraordinary transaction to the Company.

6.Mutual Non-Disparagement.

(a)Subject to applicable law, each of the Parties agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees, directors, members or general partners shall have breached this Section 6, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees, directors, members or general partners, shall in any way publicly or privately disparage, call into disrepute, or otherwise defame, impugn, slander or cast in a negative light the other Parties or such other Parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors, members or general partners (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), members or general partners.

(b)Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided that such Party must provide written notice to the other Parties at least two business days prior to making any such public statement or disclosure required by under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 6, and reasonably consider any comments of such other Parties.

(c)The limitations set forth in Sections 6(a) and 6(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Sections 6(a) and 6(b) if such statement by the other party was made in breach of this Agreement.

7.Public Announcements. Promptly following the execution of this Agreement, the Company shall issue a press release announcing this Agreement, substantially in the form attached hereto as Exhibit B (the “Press Release”). Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or public announcement regarding the New Director or this Agreement or take any action relating to the subject matter of this Agreement that would require public disclosure without the prior written consent of the other Party. During the Standstill Period, none of the Investors shall (i) issue a press release regarding the Company or in connection with this Agreement or the actions contemplated by this Agreement or (ii) otherwise make any public disclosure or announcement with respect to the Company or this Agreement or the actions contemplated by this Agreement, in each case without the prior written consent of the Company. Notwithstanding the foregoing, the Investors acknowledge and agree that the Company may file this Agreement as an exhibit to a Current Report on Form 8-K within four (4) business days of the execution of this Agreement, provided that the Company shall first preview such Current Report with the Investors in advance of making such filing and consider comments by the Investors. The Company shall have an opportunity to review in advance any Schedule 13D filing (or amendment thereto) made by any Investor relating to this Agreement or the Company and the Investors shall consider the comments of the Company.

8.Compliance with Securities Laws. The Investors acknowledge that they understand and are aware of their obligations under the United States securities laws.

9.Affiliates, Associates and Family Members. Each Investor agrees to cause its or his, as applicable, respective Affiliates, Associates and Family Members to comply with the terms of this Agreement, and

Exhibit 10.1
the Investors shall be jointly and severally responsible for any breaches of this Agreement by the Investors’ Affiliates, Associates and Family Members.

10.Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party to this Agreement would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors and the Company shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms of this Agreement, and the other Parties to this Agreement will not take action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available, and irrevocably waives any requirement for the Party seeking such relief to post any bond in connection with any such action. This Section 10 is not the exclusive remedy for any violation of this Agreement.

11.Expenses. Each Party shall be responsible for its own fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement.

12.Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (unless a “bounceback” message or other similar automatic notice of non-delivery is promptly delivered to the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:
To the Company:
Cardlytics, Inc.
675 Ponce de Leon Avenue NE, Suite 6000
Atlanta, GA 30308
Attention:     Nicholas Lynton
Email:         nlynton@cardlytics.com
        legalnotices@cardlytics.com

with a copy to (which shall not constitute notice):

Cooley LLP
Reston Town Center
Reston, VA 20190-5656
Attention:     Mark Ballantyne; Miguel J. Vega; Bill Roegge
Email:         mballantyne@cooley.com; mvega@cooley.com;                  broegge@cooley.com
To the Investors:
CAS Investment Partners, LLC
575 Lexington Ave, Suite 12-101
New York, NY 10022
Attention: Clifford Sosin
Email: clifford.sosin@casinvestmentpartners.com

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Steve Wolosky
Email: swolosky@olshanlaw.com

13.Termination. This Agreement shall terminate at the end of the Standstill Period, except the provisions of Section 10 through Section 20, which shall survive such termination; provided, however, that the liability for any breach occurring prior to such termination, and the remedies of the non-breaching Party in respect thereof, shall survive such termination.
14.Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof. Each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in

Exhibit 10.1
respect of this Agreement and the rights and obligations arising hereunder brought by the other Party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties to this Agreement irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties to this Agreement irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY MATTER BASED ON OR ARISING OUT OF THIS AGREEMENT.

15.Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter of this Agreement, and supersedes all prior agreements with respect to the subject matter of this Agreement.

16.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

17.Amendment; Waiver. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties. The rights of any Party under this Agreement may be waived only in a writing signed by each of the Parties waving such right. No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy, nor shall any single or partial waiver of any such right or remedy preclude any other or further exercise of any such right or remedy or the exercise of any other right or remedy.

18.Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign (directly or indirectly, including by operation of law) this Agreement without the prior written consent of the other Parties, except that the Company may assign this Agreement to the counterparty to a change of control transaction involving the Company without consent upon consummation of such transaction. Any purported assignment without the prior written consent of the other Parties shall be null and void. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the Parties to this Agreement and their respective successors and assigns.

19.Counterparts; Headings. This Agreement may be signed in any number of counterparts, each of which shall be an original, and which together shall constitute a single agreement. This Agreement shall become effective when each Party to this Agreement shall have received a counterpart of this Agreement signed by the other Parties to this Agreement. Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts. The section headings contained in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

20.Interpretation and Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. Whenever the words “including,” “include” or “includes” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Exhibit 10.1

21.Certain Definitions: As used in this Agreement:

(a)the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include persons who become Affiliates or Associates of any person subsequent to the date of this Agreement;

(b)the terms “beneficial owner,” “beneficially owns” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c)the term “business day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York or Georgia are authorized or obligated to be closed by applicable law;

(d)the term “Family Members” shall mean, with respect to an Investor, the spouse of such Investor and the children (including by adoption) of such Investor;

(e)the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(f)the term “Short Interests” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(g)the term “Stockholder Meeting” shall mean each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and

(h)the term “Synthetic Equity Interests” shall mean any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

[Signature Page Follows]

Exhibit 10.1
IN WITNESS WHEREOF, the Parties to this Agreement have duly executed and delivered this Agreement as of the date first above written.

                        CARDLYTICS, INC.

By:    _/s/ Nick Lynton_________________
Name:    Nick Lynton
Title: Chief Legal and Privacy Officer

Exhibit 10.1
IN WITNESS WHEREOF, the Parties to this Agreement have duly executed and delivered this Agreement as of the date first above written.

INVESTORS:

                        CAS INVESTMENT PARTNERS, LLC

By:    _/s/ Clifford Sosin________________
Name:    Clifford Sosin
Title: Managing Member

SOSIN MASTER, LP

By:    _/s/ Clifford Sosin________________
Name:    Clifford Sosin
Title: Managing Member of CAS Investment Partners, LLC, Investment Adviser of Sosin Master, LP

CSWR PARTNERS, LP

By:    _/s/ Clifford Sosin________________
Name:    Clifford Sosin
Title:     Managing Member of CAS Investment Partners, LLC, Investment Adviser of CSWR Partners, LP

SOSIN LLC

By:    _/s/ Clifford Sosin________________
Name:    Clifford Sosin
Title: Managing Member of CAS Investment Partners, LLC, Investment Adviser of Sosin Master, LP and CSWR Partners, LP

_/s/ Clifford Sosin________________
CLIFFORD SOSIN

Exhibit 10.1
Exhibit A

Investors

Name	Ownership
CAS INVESTMENT PARTNERS, LLC	5,416,116 shares of common stock
SOSIN MASTER, LP	3,676,701 shares of common stock
CSWR PARTNERS, LP	1,739,415 shares of common stock
SOSIN LLC	5,416,116 shares of common stock
CLIFFORD SOSIN	5,416,116 shares of common stock

Exhibit 10.1

Exhibit B
Form of Press Release
Cardlytics Appoints Alex Mishurov to its Board of Directors
ATLANTA, GA – September 19, 2023 – Cardlytics, Inc. (NASDAQ: CDLX), an advertising platform in banks’ digital channels, is excited to announce the appointment of Alex Mishurov as an independent member of its Board of Directors. Mishurov will serve on the Board’s Compensation Committee, Nominating and Corporate Governance Committee and Transaction Committee. In connection with Mishurov’s appointment, Cardlytics entered into a cooperation agreement with CAS Investment Partners, a 14.4% stockholder of the Company.
“Alex's global background and long-term focus will make him an excellent contributor to our Board of Directors,” said Cardlytics CEO Karim Temsamani. “He is a strategic thinker with a proven track record in the financial industry, and we are confident that his insights will support us on our path to continued growth and product innovation.”
Through his role at KPS Global Asset Management, Mishurov is also a long-time investor in Cardlytics. “I commend Cardlytics for bringing a fresh and important point of view to its Board of Directors, particularly that of a long-time and meaningful stockholder,” said CAS Investments Partners founder and portfolio manager Clifford Sosin. “I can attest to Alex’s strong business acumen and I am confident he will be an excellent representative for stockholders in the Boardroom. His financial and strategic insights will be highly beneficial to the Company, which I believe is well-positioned to drive significant stockholder value. The new leadership team’s product-led strategy is moving the business in the right direction, and I am excited to see Cardlytics begin to fulfill its vast potential.”
Mishurov is the Chief Executive Officer and Chief Investment Officer of KPS Global Asset Management, a globally recognized alternative investment firm with a focus on technology, e-commerce, and robotics. Before KPS Global Asset Management, Mishurov held positions at Tremblant Capital Group, The Blackstone Group and Salomon Smith Barney, all in New York City.
Born in Minsk, Belarus, Mishurov obtained his undergraduate degree from the University of Colorado Boulder in 1998 and obtained his MBA from Harvard Business School in 2004. He currently resides in London, England.
The cooperation agreement includes customary standstill, voting and other provisions. A copy of the cooperation agreement will be filed with the SEC on Form 8-K.
About Cardlytics
Cardlytics (NASDAQ: CDLX) is a digital advertising platform. We partner with financial institutions to run their banking rewards programs that promote customer loyalty and deepen banking relationships. In turn, we have a secure view into where and when consumers are spending their money. We use these insights to help marketers identify, reach, and influence likely buyers at scale, as well as measure the true sales impact of marketing campaigns. Headquartered in Atlanta, Cardlytics has offices in Palo Alto, New York, Los Angeles, and London. Learn more at www.cardlytics.com.
Cautionary Language Concerning Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to forward-looking statements related to the benefits of Mishurov’s appointment to the Board of Directors and Cardlytics’ future growth, product innovation and ability to drive stockholder value. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as "expect," "anticipate," "should," "believe," "hope," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "might," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

Exhibit 10.1
Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the risks detailed in the “Risk Factors” section of our Form 10-Q filed with the Securities and Exchange Commission on August 1, 2023 and in subsequent periodic reports that we file with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results.
The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:
Public Relations:
Robert Robinson
pr@cardlytics.com

Investor Relations:
Robert Robinson
ir@cardlytics.com